UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-137677

UNDER

THE SECURITIES ACT OF 1933

Bare Escentuals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	20-1062857 (I.R.S. Employer Identification No.)

71 Stevenson Street, 22nd Floor

San Francisco, CA 94105

(Address of Principal Executive Offices)

BARE ESCENTUALS, INC. 2004 EQUITY INCENTIVE PLAN

BARE ESCENTUALS, INC. 2006 EQUITY INCENTIVE AWARD PLAN

(Full Titles of the Plans)

Myles McCormick

Chief Executive Officer

Bare Escentuals, Inc.

71 Stevenson Street, 22nd Floor

San Francisco, CA 94105

(415) 489-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”) of Bare Escentuals, Inc. (the “Company”):

File No. 333-137677, pertaining to the registration of 10,817,490 shares of common stock, par value $0.001 per share of the Company (“Common Stock”), issuable under the Company’s 2006 Equity Incentive Award Plan and the Company’s 2004 Equity Incentive Plan, which was filed with the Securities and Exchange Commission on September 30, 2006.

On January 14, 2010, the Company, Blush Acquisition Corporation (“Purchaser”), a Delaware corporation and an indirect wholly-owned subsidiary of Shiseido Company, Limited, a Japanese corporation (“Parent”), and Parent entered into an Agreement and Plan of Merger (the “Merger Agreement”) which contemplated, among other things, that Purchaser would merge with and into the Company, with the Company surviving as a subsidiary of Parent (the “Merger”). On January 25, 2010, pursuant to the terms of the Merger Agreement, Purchaser commenced a cash tender offer (the “Offer”) to purchase all of the outstanding shares of Common Stock at a price of $18.20 per share, net to the seller in cash, without interest thereon and less any required withholding tax (the “Per Share Amount”).

The Offer expired at 12:00 midnight, New York City time, on Monday, March 8, 2010. A subsequent offering period for the Offer commenced on March 9, 2010 and expired on at 12:00 midnight, New York City time, on Thursday, March 11, 2010.

The Merger became effective on March 12, 2010, as a result of the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware. At the effective time of the Merger, all remaining shares of Common Stock (other than shares held by Parent, the Company or their respective subsidiaries, or held by the holders of the Company who properly assert their appraisal rights under Delaware law) were automatically converted into the right to receive the Per Share Amount.

In connection with the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement as of the filing date of this post-effective amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on March 12, 2010.

BARE ESCENTUALS, INC.

By:	/s/ MYLES MCCORMICK
Name:	Myles McCormick
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ MYLES MCCORMICK Myles McCormick	Chief Executive Officer & Chief Financial Officer	March 12, 2010

/S/ SHOJI TAKAHASHI Shoji Takahashi	Director	March 12, 2010

/S/ SERGE WOON Serge Woon	Director	March 12, 2010

/S/ JOSEPH S. KENDY, JR. Joseph S. Kendy, Jr.	Director	March 12, 2010